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Exhibit 15.1

December 3, 2007

Securities and Exchange Commission
Station Place
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:

        We are aware that our report dated November 1, 2007 on our review of the condensed consolidated interim financial information of GlobalSantaFe Corporation and its subsidiaries (the "Company") for the three- and nine-month periods ended September 30, 2007 and 2006, and included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2007 (which is incorporated by reference in Transocean Inc.'s Current Report on Form 8-K dated November 27, 2007), is incorporated by reference in this Registration Statement on Form S-3 of Transocean Inc.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

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  Exhibit 15.1